As filed with the Securities and Exchange Commission on December 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dole plc

(Exact name of registrant as specified in its charter)

Ireland	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Dole plc

29 North Anne Street

Dublin 7

Ireland

D07 PH36

353-1-887-2600

(Address of Principal Executive Offices, Zip Code)

THE DOLE PLC EMPLOYEE PROFIT SHARING SCHEME

THE DOLE PLC SHARE INCENTIVE PLAN

(Full title of the Plan)

Rory Byrne

Chief Executive Officer

Dole plc

29 North Anne Street

Dublin 7

Ireland

D07 PH36

(Name and address of agent for service)

353-1-887-2600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
The Dole plc Employee Profit Sharing Scheme (Ordinary shares, par value $0.01 per share)	600,000	$12.64	$7,584,000	$703.04
The Dole plc Share Incentive Plan (Ordinary shares, par value $0.01 per share)	100,000	$12.64	1,264,000	$117.17
Total	700,000			$820.21

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of Dole plc (the “Registrant”), par value $0.01 per share (the “Ordinary Shares”), that may become issuable under The Dole plc Employee Profit Sharing Scheme and The Dole plc Share Incentive Plan (collectively, the “Plans”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase to the number of outstanding Ordinary Shares, as applicable.

(2)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Ordinary Shares on December 8, 2021, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by the Registrant relating to 600,000 Ordinary Shares issuable pursuant to awards to eligible persons under The Dole plc Employee Profit Sharing Scheme and 100,000 Ordinary Shares issuable pursuant to awards to eligible persons under The Dole plc Share Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)

The Registrant’s Registration Statement on Form F-1 filed with the Commission on July 2, 2021 (File No. 333-257621), as amended (the “Form F-1”), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)	The Registrant’s prospectus filed on July 22, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Form F-1.

(c)

The description of the Registrant’s Ordinary Shares which is contained in a registration statement on Form 8-A filed on July 27, 2021 (File No. 001-40695) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Irish law permits indemnification for the benefit of a company’s directors and executive officers. However this indemnity is limited by the Irish Companies Act 2014 (the “Irish Companies Act”), which prescribes that, insofar as an advance commitment to indemnify its “officers” (within the meaning of the relevant provisions of the Irish Companies Act) is concerned, such a commitment only permits a company to pay the costs or discharge the liability of an officer where judgment is given in favor of the officer in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the officer acted honestly and reasonably and ought fairly to be excused. For this purpose, the term “officer” includes directors and company secretary. Any provision whereby an Irish company seeks to commit in advance to indemnify its officers (within the meaning of Irish law) will be void, whether contained in its constitution or any contract between the company and the officer. This restriction does not apply to executives who are not directors or the secretary, or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Act.

Subject to the limitations prescribed by the Irish Companies Act, the Articles of Association of the Registrant provide that every officer of the Registrant shall be indemnified out of the assets of the Registrant against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office in which judgment is given in his favor or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by an Irish court.

The Registrant has obtained directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit No.	Exhibit Description

4.1	Form of Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1/A (File No. 333-257621), filed with the Securities and Exchange Commission on July 19, 2021)

5.1*	Opinion of Arthur Cox LLP

10.1*	Dole plc Employee Profit Sharing Scheme

10.2*	Dole plc Share Incentive Plan

23.1*	Consent of Consent of Arthur Cox LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG

23.3*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on the signature page of this Form S-8)

*	Filed herewith.

Item 9.	UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on December 10, 2021.

Dole plc

By:	/s/ Rory Byrne
Name:	Rory Byrne
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Rory Byrne, Carl McCann and Frank Davis, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post- effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ Carl McCann Carl McCann	Executive Chairman of the Board	December 10, 2021

/s/ Rory Byrne Rory Byrne	Director and Chief Executive Officer (Principal Financial Officer)	December 10, 2021

/s/ Frank Davis Frank Davis	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2021

/s/ Johan Lindén Johan Lindén	Director and Chief Operating Officer	December 10, 2021

/s/ Timothy M. George Timothy M. George	Director	December 10, 2021

/s/ Imelda Hurley Imelda Hurley	Director	December 10, 2021

/s/ Rose Hynes Rose Hynes	Director	December 10, 2021

/s/ Michael Meghen Michael Meghen	Director	December 10, 2021

/s/ Helen Nolan Helen Nolan	Director	December 10, 2021

/s/ Kevin Toland Kevin Toland	Director	December 10, 2021

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Dole plc has signed this Registration Statement on December 10, 2021.

Corporation Service Company

By:	/s/ Megan O’Brien
Name:	Megan O’Brien
Title:	Asst. VP